Exhibit 10.14

Factory Lease Agreement

Party A (Lessor): Wenzhou Ailefu Furniture Tech Limited Company

Party B (Lessee): Zhejiang Leiya Electronics Co. Ltd.

Whereas, since Party A is no longer carrying out production and operation, it desires to rent out its existing factory on long-term basis.

Whereas, after full negotiation between Party A and Party B, the following Factory Lease Agreement (the “Agreement”) has been reached equally and unanimously:

I. Lease type: factory (hereinafter referred to as factor)

Party A is located at No. 528, 4th Road, Binhai Park, Wenzhou Economic and Technological Development Zone, and leases the factory, dormitory, and office building with a total construction area of &NegativeTh&NegativeThabout 36,145.78 square meters to Party B.

II. Lease period: 20 years, from January 1, 2018 to December 31, 2037.

III. The Agreement stipulates:

Since Party A is no longer operating, and due to Party A's capital needs, Party B is required to pay the rent for 20 years at once in one payment. Considering that the bulk of the payment, we have reached an agreement on the following matters:

II. After negotiation by both parties, the rent is determined to be RMB 70,489,500.00, for 20 years.

III. The rent is paid in two parts:

A part of the rent shall be paid by Party B in one lump sum, in the amount of RMB 24,000,000, which shall be paid before December 31, 2017. Party A agrees that Party B can then fully settle into the premises.

The balance of RMB 46,489,500.00 will be paid from the bank loan due to the capital turnover of Party B. The actual payment shall be subject to the actual loan from the bank, but shall be paid before December 31, 2020.

3. In view of the long-term lease agreement between the two parties, after equal negotiation between the two parties, Party A is willing to provide real estate for Party B's loan guarantee, and the bank interest and related expenses shall be borne by Party B.

4. Party A shall provide plant guarantee for Party B's loan, but only for Party B's loan guarantee and not for other purposes. If Party B's loan is overdue after the designated period, it may cause Party A's factory to be disposed of by the bank. Party A has the right to terminate the agreement and ask Party B to compensate for the loss. Otherwise, Party A will not refund the rent paid after settling the loan itself.

5. Party B shall ensure that the total rent is paid in time after the loan is in place.

6. The two parties agreed that the loan guarantee is limited to RMB 60,000,000. If there is any change in the later period, the two Parties will negotiate and deal with it separately.

IV. Other items during the lease period:

1 Both Party A and Party B shall provide real and valid business licenses.

2 Party B must apply for the relevant licenses and pay the relevant fees in accordance with the relevant government regulations.

3 Party A shall provide intact workshop and power supply and water supply facilities and equipment.

4 Party B should keep the premises in good condition, and shall not damage the decoration, structure, equipment and facilities of the factory, otherwise it shall fairly compensate for the damage.

5. If Party B desires to add water and electricity facilities, Party A should hire qualified technicians for construction, and all expenses (materials, labor, etc.) shall be paid by Party B. All alternations and additions to the premises will belong to Party A when it expires, and Party B shall not revert any changes to the premises.

6. During the lease period, the water, electricity (telephone, internet, cable TV, etc.), sanitation and other expenses generated by the plant shall be borne by Party B.

7 Party B shall not change the nature of use or use the premises for illegal purposes.

8 When the lease term expires or the Agreement is terminated early, Party B shall clean up the sundries in the leased property, complete the relocation, and return the leased property to Party A on the date of expiry of the lease term or the date of early termination of the Agreement. If Party B does not clean up the sundries when returning the leased property, Party A shall be responsible for the expenses incurred by Party B for cleaning up the sundries.

9 If the lessee needs to set up billboards around the leased building, it must be approved by the lessor and implemented in accordance with the relevant government regulations, and pay a security deposit to ensure that they have been removed when it expires.

10 Once the Agreement is signed, neither party can terminate it in advance. Party A and Party B agree that if Party B needs to issue a rent invoice, Party B shall pay the taxes and fees incurred.

11 After the expiration of the Agreement, if Party B does not renew the lease, it is necessary to complete the relocation within the expiration date. Overdue rent will be three times the original daily rent. Party B shall not intentionally damage all the original fixtures of Party A. If there is any intentional damage, Party B shall be responsible for repairing. Other movable facilities belong to Party B shall be the responsibility of Party B to remove or relocate.

12 For matters not covered in this Agreement, both parties can negotiate and make supplementary clauses, which will have the same effect as the Agreement. If there is a dispute between the two parties, they should first negotiate amicably. Any matters for which the parties cannot reach an agreement will be adjudicated by People’s Court.

13 This Agreement will take effect immediately after being signed (sealed).

V. Liabilities in the event of breach

In the event of a breach of Agreement by either party A and B, both parties shall negotiate and resolve the matter in good faith. If no resolution can be reached, the matter will be brought to the local court where Party A is located.

VI. This Agreement has two copies, one for each Party, and each carries the same legal effect.

Party A (Signature): /s/ Wenzhou Ailefu Furniture Tech Limited Company [Seal]	Party B (Signature): /s/ Zhejiang Leiya Electronics Co. Ltd. [Seal]

Dated: December 18, 2018